Exhibit 10.1

MASTER SALES AGREEMENT

This Master Sales Agreement (this “Agreement”) is entered into as of December 16, 2025 (the “Effective Date”), by and among:

a)	Manufacturing 360, LLC, a Washington limited liability company (“Seller”), in its capacity as the sole record and beneficial owner of one (1) share of the Special 2020 Series A Preferred Stock of Renewal Fuels, Inc.;
b)	Earth Sciences Fund I LLC, a Texas limited liability company (“Buyer” or “ESF”); and
c)	RH2 Equity Partners, LP, a Delaware limited partnership (the “Consultant” or “RH2”, and, together with Seller and Buyer, each a “Party” and collectively the “Parties”).

This Agreement sets forth the terms and conditions governing the transfer of control of Renewal Fuels, Inc. through the sale of the Special 2020 Series A Preferred Share, the simultaneous share exchange transaction involving Kepler Fusion Technologies Inc., and the engagement of RH2 to provide transitional and compliance-related services in connection with the Transaction and post-closing integration.

RECITALS

WHEREAS, Seller is the sole record and beneficial owner of one (1) share of the Special 2020 Series A Preferred Stock of Renewal Fuels, Inc., a Delaware corporation traded on OTC Markets under symbol RNWF (“RNWF”), which one (1) share (the “Control Share”) carries voting rights equal to sixty percent (60%) of the total voting power of all outstanding voting securities of RNWF, voting together with the common stock as a single class on all matters submitted to shareholders;

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to transfer to Buyer, all of Seller’s right, title, and interest in and to the Control Share, free and clear of all liens, claims, pledges, encumbrances, and restrictions other than those arising under applicable securities laws, pursuant to the terms of this Agreement and the related Stock Transfer Agreement;

WHEREAS, immediately upon the transfer of the Control Share to Buyer, RNWF, as the surviving public corporation under Buyer’s voting control, shall enter into a Share Exchange Agreement with Kepler Fusion Technologies Inc. (“Kepler”), pursuant to which RNWF shall acquire all of the issued and outstanding shares or other equity interests of Kepler in a reverse-merger share exchange transaction (the “Share Exchange”);

WHEREAS, the Parties acknowledge and agree that the transfer of the Control Share to Buyer and the consummation of the Share Exchange with Kepler are interdependent, shall occur simultaneously, and neither transaction shall close unless both transactions close at the same time;

WHEREAS, Consultant shall provide transitional administrative, compliance, disclosure, and capital-markets support to RNWF in connection with the Transaction and post-closing integration pursuant to a separate Consulting Agreement to be executed concurrently herewith;

WHEREAS, the Parties desire to set forth in this Agreement the terms, conditions, covenants, obligations, and closing deliverables pertaining to the transfer of control of RNWF, the simultaneous Share Exchange with Kepler, and the execution and delivery of all related definitive agreements and supporting instruments; and

WHEREAS, the Parties enter into this Agreement in reliance upon the representations, warranties, disclosures, and covenants contained herein and intend for this Agreement to govern the overall structure, coordination, and closing mechanics of the Transaction.

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Transaction Agreements, as applicable.

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1.1.	“Acquired Business” means the equity interests, operations, contracts, assets, intellectual property, rights, and business activities of Kepler Fusion Technologies Inc. to be acquired by RNWF pursuant to the Share Exchange Agreement.
1.2.	“Agreement” means this Master Sales Agreement, together with all exhibits, schedules, and any other documents incorporated by reference herein.
1.3.	“Buyer” or “ESF” means Earth Sciences Fund I LLC, a Texas limited liability company, and its permitted successors and assigns.
1.4.	“Closing” means the consummation of the Transaction, including (a) the transfer of the Control Share to Buyer, (b) the execution and delivery of the Share Exchange Agreement, and (c) the simultaneous acquisition by RNWF of all issued and outstanding shares or equity interests of Kepler, subject to the satisfaction or waiver of all conditions precedent set forth herein.
1.5.	“Closing Date” means the date on which the Closing occurs.
1.6.	“Consultant” or “RH2” means RH2 Equity Partners, LP, a Delaware limited partnership, together with its authorized officers, agents, and affiliates.
1.7.	“Consulting Agreement” means the agreement between Consultant and RNWF executed concurrently with this Agreement, pursuant to which Consultant shall provide transitional, administrative, compliance, and disclosure services.
1.8.	“Control Share” means the one (1) share of Special 2020 Series A Preferred Stock of RNWF held by Seller, which carries voting rights equal to sixty percent (60%) of the total voting power of all outstanding voting securities of RNWF, voting together with the common stock as a single class on all matters.
1.9.	“Definitive Agreements” means collectively this Agreement, the Stock Transfer Agreement, the Share Exchange Agreement, the Consulting Agreement, and all other agreements, instruments, exhibits, schedules, certificates, and closing deliverables executed in connection with the Transaction.
1.10.	“Disclosure Schedules” means the schedules delivered by a Party to the other Parties in connection with this Agreement, setting forth exceptions to that Party’s representations, warranties, or other matters required to be disclosed hereunder.
1.11.	“Kepler” means Kepler Fusion Technologies Inc. (or any designated successor entity), the private company to be acquired by RNWF pursuant to the Share Exchange Agreement.
1.12.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental authority, or other legal entity.
1.13.	“Purchase Price” means one thousand dollars ($1,000), payable by Earth Sciences Fund I LLC to Manufacturing 360, LLC as consideration for the Control Share, as required by the Letter of Intent dated November 27, 2025 and memorialized in the Stock Transfer Agreement.”
1.14.	“RNWF” means Renewal Fuels, Inc., a Delaware corporation traded on OTC Markets under the symbol RNWF.
1.15.	“Seller” means Manufacturing 360, LLC, a Washington limited liability company, in its capacity as the record and beneficial owner of the Control Share.
1.16.	“Share Exchange” means the reverse-merger share exchange transaction pursuant to which RNWF shall acquire all of the issued and outstanding shares or equity interests of Kepler, as provided in the Share Exchange Agreement.
1.17.	“Share Exchange Agreement” or “SEA” means the definitive agreement between RNWF and Kepler pursuant to which RNWF shall acquire one hundred percent (100%) of the issued and outstanding equity of Kepler.
1.18.	“Stock Transfer Agreement” or “STA” means the agreement between Seller and Buyer relating to the transfer of the Control Share, executed concurrently with this Agreement.
1.19.	“Transaction” means the collective transactions contemplated by the Definitive Agreements, including (a) the transfer of the Control Share to Buyer, (b) the Share Exchange between RNWF and Kepler, and (c) the execution of the Consulting Agreement.
1.20.	“Transaction Agreements” means this Agreement, the STA, the SEA, the Consulting Agreement, and any additional documents or instruments executed in connection with the Transaction.

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2.	PURCHASE AND SALE OF CONTROL SHARE
2.1.	Transfer of Control Share. Subject to the terms and conditions of this Agreement and the Stock Transfer Agreement, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the Control Share, free and clear of all liens, pledges, encumbrances, security interests, claims, options, or restrictions of any kind other than restrictions imposed by applicable securities laws.
2.2.	Voting Rights. The Parties acknowledge and agree that the Control Share constitutes one share of the Special 2020 Series A Preferred Stock of RNWF, which carries voting rights equal to sixty percent of the total voting power of all outstanding voting securities of RNWF, voting together with the common stock as a single class on all matters. Upon consummation of the transfer of the Control Share, Buyer shall possess and exercise full voting control of RNWF in accordance with such rights.
2.3.	Form of Transfer. The transfer of the Control Share shall be effected at Closing by the delivery to Buyer or Buyer’s designee of a duly executed and medallion guaranteed stock power endorsed by Seller, any other transfer instruments reasonably required by RNWF or its transfer agent to record Buyer as the sole record and beneficial owner of the Control Share, and evidence reasonably satisfactory to Buyer confirming that all corporate records, books, and ledgers of RNWF reflect Buyer as the holder of the Control Share as of the Closing Date.
2.4.	No Assumed Liabilities. Buyer is purchasing only the Control Share. Buyer is not assuming any liabilities, debts, obligations, agreements, contracts, or responsibilities of Seller of any kind, whether fixed, contingent, known, unknown, asserted, or unasserted, except as expressly set forth in this Agreement or any other Definitive Agreement.
2.5.	As Is Transaction. Buyer acknowledges that the Control Share is being transferred on an as is, where is basis, without any express or implied representation or warranty of any kind by Seller, except for the representations expressly set forth in this Agreement and the Stock Transfer Agreement. Buyer acknowledges that it has conducted its own investigation into RNWF and has not relied on any representation or warranty of Seller or any other Person except as expressly provided herein.
2.6.	Simultaneous Closing Condition. The Parties acknowledge and agree that the transfer of the Control Share shall not occur unless the Share Exchange between RNWF and Kepler closes simultaneously, and the Share Exchange shall not occur unless the transfer of the Control Share closes simultaneously. Neither Party shall be obligated to close unless both components of the Transaction close at the same time.
3.	REVERSE MERGER AND TRANSACTION CONDITIONS
3.1.	Reverse Merger Commitment. The Parties acknowledge and agree that the Transaction requires RNWF to acquire all of the issued and outstanding equity interests of Kepler pursuant to the Share Exchange Agreement. RNWF shall acquire the Acquired Business in exchange for newly issued shares of RNWF common stock or such other securities as may be negotiated between RNWF and Kepler and memorialized in the Share Exchange Agreement. The Acquired Business shall include all contracts, operations, assets, intellectual property, rights, and interests of Kepler, except as expressly excluded by the Share Exchange Agreement. RNWF acknowledges that the Purchase Price for the Control Share is one thousand dollars ($1,000), consistent with the Stock Transfer Agreement.
3.2.	Simultaneous Closing Condition. The transfer of the Control Share to Buyer and the acquisition of Kepler by RNWF shall close simultaneously. Neither component of the Transaction shall close unless both components close at the same time. The obligations of all Parties to complete the Transaction are expressly conditioned upon the simultaneous consummation of the Share Exchange and the transfer of the Control Share.
3.3.	Share Exchange Terms. The Parties currently contemplate that the Share Exchange shall involve the issuance by RNWF of two hundred forty million shares of RNWF common stock in exchange for all issued and outstanding shares of Kepler. The final structure, including whether any preferred stock such as Series B Preferred Stock shall be used in lieu of or in addition to common stock, shall be determined by RNWF and Kepler and reflected in the Share Exchange Agreement. The Share Exchange Agreement shall identify the Kepler equity interests being exchanged and shall include the following elements:
a)	identification and transfer of all Kepler equity interests to RNWF
b)	issuance or delivery of the agreed consideration by RNWF
c)	a schedule of any excluded assets or retained liabilities
d)	closing deliverables required from Kepler
e)	any post-closing covenants or obligations

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3.4.	Kepler Equity Transfer. At Closing, Kepler shall deliver to RNWF all equity interests representing one hundred percent of the issued and outstanding shares of Kepler, free and clear of all liens, claims, and encumbrances, together with all necessary transfer documents required to vest full ownership of the Acquired Business in RNWF. Kepler shall also deliver all corporate records, organizational documents, intellectual property assignments, contract assignments, and any other instruments reasonably required to complete the Share Exchange.
3.5.	No Issuance of RNWF Common Stock at Initial Closing. The Parties acknowledge that no RNWF common stock shall be issued at the initial closing of the Transaction except as expressly provided in the Share Exchange Agreement. Any equity consideration payable to Kepler shall be issued only in accordance with the definitive terms negotiated between RNWF and Kepler and memorialized in the Share Exchange Agreement.
3.6.	Capital Structure and Post Closing Alignment. RNWF shall take all actions reasonably required to align its capital structure with the Transaction, including implementing any reverse stock split, preferred share designation, or other corporate action contemplated by the Share Exchange Agreement. RNWF and Kepler shall cooperate in good faith to ensure that the capital structure of the combined company reflects the ownership and control percentages agreed in the Share Exchange Agreement.
3.7.	Conditions Precedent. The obligations of the Parties to consummate the Transaction shall be subject to the satisfaction or waiver of the following conditions:
a)	execution of the Stock Transfer Agreement, Share Exchange Agreement, and Consulting Agreement

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b)	confirmation that RNWF has authority to issue the consideration required under the Share Exchange Agreement
c)	delivery of all required corporate approvals and consents from RNWF, Seller, Buyer, and Kepler
d)	delivery of all required third party consents for the assignment or transfer of any contract, permit, or license included in the Acquired Business if such consent is required
e)	no material adverse change in the business or condition of RNWF or Kepler between the Effective Date and the Closing Date
f)	confirmation of OTC IQ access or reasonable assurance of imminent access
g)	execution and delivery of all closing deliverables required by the Transaction Agreements
3.8.	Failure to Complete Reverse Merger. If the Share Exchange has not been fully completed within sixty (60) days following the Closing Date, for any reason other than a breach of this Agreement by Seller or RH2, neither Seller nor RH2 shall be obligated to transfer or maintain the Control Share with Buyer, and Seller and RH2 may terminate this Agreement upon written notice to Buyer. Upon such termination, the Transaction shall be unwound in accordance with Section 3.8, and each Party shall bear its own costs, with no further obligations except those expressly stated to survive termination.
3.9.	PCAOB Auditor Engagement and Payment Requirement. Within sixty (60) days following the Closing Date, Buyer and Kepler shall cause RNWF to (a) formally engage a PCAOB-qualified auditor, and (b) fully pay all outstanding and required auditor fees, including any fees owed to Rockport or any successor valuation or audit provider. Buyer shall be solely responsible for all such auditor-related costs. Failure to satisfy this obligation within the 60-day period shall constitute a condition subsequent permitting Seller and RH2 to unwind the Transaction and reclaim the Control Share, in addition to any other remedies available under this Agreement.

4.	CONSULTING AGREEMENT AND TRANSITIONAL SERVICES

4.1.	Engagement of Consultant. At Closing, RNWF shall enter into a Consulting Agreement with RH2 pursuant to which RH2 shall provide transitional administrative, compliance, disclosure, and capital markets support to RNWF. The Consulting Agreement shall be effective immediately upon execution and shall be structured to support the Transaction, the post-closing integration of the Acquired Business, and the ongoing reporting and regulatory obligations of RNWF as a public company.
4.2.	Initial Compliance and Corporate Services. RH2 shall provide initial transitional services in support of RNWF’s immediate regulatory, administrative, and disclosure needs, including:
a)	preparation and coordination of corporate documentation and supporting materials required for the Transaction
b)	support with OTC Markets profile updates, disclosure filings, and compliance obligations
c)	assistance with change of control reporting, corporate governance alignment, and capital structure reconciliation
d)	support for preparation and filing of documents related to the rescission and cancellation of the Costello Shares
e)	coordination with RNWF management, Kepler personnel, and Buyer to implement Transaction related deliverables
4.3.	Cash Fee. Upon execution of the Consulting Agreement, RNWF shall pay RH2 Equity Partners a one-time cash fee of twenty thousand dollars ($20,000), as set forth in Section 5.1 of the Letter of Intent.
4.4.	Retained Notes. RH2 Equity Partners shall retain the outstanding Pinnacle Notes and CMB Notes totaling five hundred thousand five hundred ninety-two dollars ($500,592). Such notes shall convert in accordance with the Consulting Agreement and the Debt Settlement and Assignment Agreements to be executed at Closing.
4.5.	Quarterly Value Floor and True-Up. Each quarterly vested tranche shall have a minimum notional value of thirty thousand dollars ($30,000). If the market value of any tranche is less than such amount, RNWF shall issue additional common shares as a true-up to ensure compliance with this requirement, or RNWF shall have the option, at its sole discretion, to pay thirty thousand dollars ($30,000) in lieu of that quarterly’s vesting by Consultant.
4.6.	Registration Rights. RNWF shall include all securities issued to RH2 under this Agreement and the Consulting Agreement in the next registration statement filed with the Securities and Exchange Commission.
4.7.	Independent Advisor Status. RH2 shall provide services strictly as an independent contractor and shall have no authority to bind RNWF or act as its officer, agent, or fiduciary.
4.8.	Extended Services Period. Following completion of the Transaction, RH2 shall provide extended advisory and oversight services to RNWF for a period of three years unless otherwise agreed by the Parties. Such services may include:
a)	financial reporting oversight and accounting management support
b)	preparation and coordination of OTC Markets and SEC disclosure filings
c)	support for post-closing corporate actions and regulatory matters
d)	strategic advisory services related to investor relations, internal governance, and operational execution
e)	project management and coordination related to the integration of the Acquired Business
4.9.	Extended Services Compensation. As consideration for the extended advisory and oversight services described in Section 4.8, RNWF shall issue to RH2 one million (1,000,000) shares of RNWF common stock, issued post–reverse split, vesting quarterly over thirty-six (36) months, with a minimum quarterly notional value of thirty thousand dollars ($30,000), and subject to true-up share issuances, or RNWF shall have the option, at its sole discretion, to pay thirty thousand dollars ($30,000) in lieu of that quarterly’s vesting by Consultant, as described in Section 4.5. All such securities shall include registration rights consistent with Section 4.6 and shall be issued in accordance with the Consulting Agreement and the Letter of Intent.
4.10.	Documentation and Reporting. RH2 shall maintain records of services performed and shall provide periodic updates to RNWF and Buyer regarding the status of compliance, disclosure, litigation support, and other transitional or extended activities. RNWF shall cooperate in good faith by providing timely access to corporate records, personnel, and information necessary for RH2 to perform its obligations.
4.11.	Survival of Certain Obligations. The obligations of RNWF relating to compensation payable to RH2 under the Consulting Agreement, including any deferred compensation, equity-based awards, registration rights, or true up share issuances, shall survive the Closing and shall remain binding on RNWF and its successors and assigns in accordance with their terms.

5.	CONDITIONS TO CLOSING

The obligations of the Parties to consummate the Transaction shall be subject to the satisfaction, at or prior to the Closing (as defined below), of each of the following conditions, any of which may be waived in whole or in part by mutual written agreement of the Parties:

5.1.	Execution of Definitive Agreements. The Parties shall have executed the Stock Transfer Agreement, the Share Exchange Agreement, and the Consulting Agreement, together with all exhibits, schedules, and supporting documents required by each such agreement, including the Seller’s Debt Assignment and Settlement Agreements described in Section 5.4 of the Letter of Intent and the Consulting Agreement required by Section 5.1 of the Letter of Intent providing for the $20,000 one-time cash fee and the advisory compensation structure referenced therein..

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5.2.	Delivery of Control Share. Seller shall have delivered to Buyer or Buyer’s designee all instruments necessary to transfer the Control Share, including a duly executed and medallion guaranteed stock power and any other transfer documents reasonably required by RNWF or its transfer agent.
5.3.	Delivery of Kepler Equity. Kepler shall have delivered to RNWF all equity interests representing one hundred percent of the issued and outstanding shares of Kepler, together with all transfer documents required to vest full ownership of the Acquired Business in RNWF.
5.4.	Delivery of Consideration. Buyer and RNWF shall have delivered the consideration required under the Stock Transfer Agreement and the Share Exchange Agreement, as applicable.
5.5.	Corporate Approvals. RNWF shall have delivered all required board and controlling shareholder consents authorizing the Transaction, the Share Exchange, the entry into the Consulting Agreement, and all related corporate actions.
5.6.	Third Party Consents. All third party consents necessary for the assignment or transfer of any contract, permit, or license included in the Acquired Business shall have been obtained to the extent such consents are required for Closing.
5.7.	Absence of Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, or financial condition of RNWF or Kepler between the Effective Date and the Closing Date.
5.8.	Confirmation of OTC IQ Access. RNWF shall have confirmed that it has active OTC IQ access or has received reasonable assurance of imminent reinstatement sufficient to enable required post closing disclosures.
5.9.	Delivery of Valuation Report. Kepler shall have delivered to RNWF, ESF, and Consultant a current independent valuation report for Kepler prepared by Rockport (or another valuation firm reasonably acceptable to RNWF and ESF). The valuation shall be paid for by Kepler, and delivery of such valuation shall be a condition precedent to Closing. Closing Deliverables. Each Party shall have delivered all closing deliverables required under this Agreement and the other Transaction Agreements.
5.10.	Payment of One-Time Cash Fee. RNWF shall have paid to RH2 the twenty thousand dollar ($20,000) one-time cash fee or shall have entered into a mutually agreed alternative payment arrangement.
5.11.	Costello Share Litigation Not a Condition. The Parties acknowledge and agree that the pending litigation relating to the rescission and cancellation of the Costello Shares shall not be a condition precedent to Closing, and the Transaction shall proceed regardless of the timing or outcome of such litigation.
6.	CLOSING DELIVERABLES

At the closing of the Transaction (the “Closing”), the following documents and instruments shall be executed, delivered, and exchanged by the respective Parties, unless waived by mutual written agreement:

6.1.	By Seller (Manufacturing 360, LLC):
a)	a duly executed and medallion guaranteed stock power transferring the Control Share to Buyer or Buyer’s designee
b)	any transfer documents reasonably required by RNWF or its transfer agent to record Buyer as the sole record and beneficial owner of the Control Share
c)	all written consents, resolutions, and authorizations of Seller necessary to approve and consummate the transfer of the Control Share
d)	any other documents reasonably requested by Buyer that are necessary or appropriate to complete the transfer of the Control Share
6.2.	By Buyer (Earth Sciences Fund I LLC):
a)	the purchase price for the Control Share as set forth in the Stock Transfer Agreement

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b)	executed counterparts of all Transaction Agreements to which Buyer is a party
c)	all written consents, resolutions, or authorizations required of Buyer to approve and consummate the Transaction
d)	any other supporting documents reasonably requested by Seller or RNWF to effect the Transaction
6.3.	By RNWF (Renewal Fuels, Inc.):
a)	executed counterparts of the Share Exchange Agreement
b)	all board and controlling shareholder resolutions authorizing the Transaction, the Share Exchange, and the Consulting Agreement
c)	evidence of OTC IQ access or reasonable assurance of imminent reinstatement
d)	a certified copy of the current RNWF capitalization table
e)	any required officer resignations or appointments to effectuate the Transaction if applicable
f)	corporate records, minute books, stock ledgers, and organizational documents reasonably requested for post-closing governance
g)	any other documents required under the Transaction Agreements
6.4.	By Consultant (RH2 Equity Partners, LP):
a)	the executed Consulting Agreement
b)	written acknowledgments regarding the retention of the Pinnacle Notes and CMB Notes as compensation, consistent with this Agreement and the three (3) related Settlement and Exchange Agreements that are to be executed contemporaneously with this Agreement.
c)	any independent contractor or non-affiliation acknowledgments required under the Consulting Agreement
d)	any other documents required of Consultant under the Transaction Agreements
6.5.	By Kepler (Kepler Fusion Technologies Inc.):
a)	all equity interests representing one hundred percent of the issued and outstanding shares of Kepler
b)	all instruments of transfer necessary to vest full ownership of the Acquired Business in RNWF
c)	copies of contracts, intellectual property assignments, licenses, financial statements, and organizational documents
d)	all written consents and approvals required for the assignment of any contract, lease, permit, or license included in the Acquired Business if such consent is required for Closing
e)	any other documents required under the Share Exchange Agreement.
6.6.	General Deliverables By All Parties:
a)	executed counterparts of all Transaction Agreements
b)	all certificates, schedules, exhibits, and ancillary documents required by the Transaction Agreements
c)	closing certificates or confirmations required under any Transaction Agreement
d)	any other documents mutually required to effect the Closing
7.	REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Parties as of the Effective Date and as of the Closing Date as follows, and acknowledges that the other Parties are relying on such representations and warranties in entering into this Agreement and the Transaction Agreements:

7.1.	Representations and Warranties of Seller. Seller represents and warrants to Buyer and RNWF that:

a)	Seller is the sole record and beneficial owner of the Control Share and has full authority to transfer the Control Share
b)	the Control Share is free and clear of all liens, claims, encumbrances, pledges, restrictions, or adverse interests other than restrictions imposed by applicable securities laws

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c)	Seller has full power and authority to execute, deliver, and perform this Agreement and the other Transaction Agreements to which Seller is a party
d)	the execution and delivery of this Agreement do not violate any agreement, contract, order, or law applicable to Seller
e)	no consent or approval of any third party is required for Seller to consummate the transfer of the Control Share except as expressly stated in this Agreement

7.2.	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller and RNWF that:

a)	Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation
b)	Buyer has full power and authority to execute, deliver, and perform this Agreement and each Transaction Agreement to which Buyer is a party
c)	the execution and delivery of this Agreement do not violate any agreement, contract, order, or law applicable to Buyer
d)	Buyer has the financial capacity to deliver the purchase price for the Control Share as set forth in the Stock Transfer Agreement
e)	no consent or approval of any third party is required for Buyer to consummate the Transaction except as expressly stated in this Agreement
7.3.	Representations and Warranties of RNWF. RNWF represents and warrants to Seller and Buyer that:

a) RNWF is duly organized, validly existing, and in good standing under the laws of the State of Delaware

b) RNWF has full power and authority to execute, deliver, and perform this Agreement and each Transaction Agreement to which it is a party including the Share Exchange Agreement

c) the execution and delivery of this Agreement do not violate any agreement, contract, order, or law applicable to RNWF

d) RNWF’s authorized and outstanding capital stock is accurately reflected in the capitalization table delivered at Closing

e) no consent or approval of any third party is required for RNWF to consummate the Transaction except as expressly stated in this Agreement

f) RNWF has obtained all corporate approvals required to consummate the Transaction including board and controlling shareholder approvals

g) RNWF has disclosed to Buyer the status of the Costello Share litigation as of the Effective Date

7.4.	Representations and Warranties of Consultant. Consultant represents and warrants to the other Parties that:

a) Consultant has full authority to execute, deliver, and perform this Agreement and the Consulting Agreement

b) the execution and delivery of this Agreement do not violate any agreement, contract, order, or law applicable to Consultant

c) Consultant acknowledges that it is acting solely as an independent contractor and shall not be deemed an officer, director, employee, or control person of RNWF unless separately agreed in writing

d)	Consultant is not relying on any representation or warranty of any other Party except those expressly set forth in the Transaction Agreements
7.5.	Representations and Warranties of Kepler. Kepler represents and warrants to RNWF and Buyer that:

a) Kepler is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation

b) Kepler has full authority to execute, deliver, and perform the Share Exchange Agreement

c) Kepler owns all equity interests to be transferred free and clear of all liens, claims, or encumbrances except as disclosed in the Share Exchange Agreement

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d) Kepler has delivered its organizational documents, contracts, and intellectual property materials required under the Transaction

e) the execution and delivery of the Share Exchange Agreement do not violate any agreement, contract, order, or law applicable to Kepler

f)	no consent or approval of any third party is required for Kepler to consummate the Share Exchange except as expressly stated in the Share Exchange Agreement
8.	COVENANTS

8.1.	Further Assurances. Each Party shall execute and deliver such additional documents and shall take such further actions as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Agreements and to consummate the Transaction. Each Party shall cooperate in good faith with the other Parties to complete all filings, notices, and approvals required for the Transaction.
8.2.	Conduct of Business Prior to Closing. Between the Effective Date and the Closing Date, each Party shall use commercially reasonable efforts to preserve its business, assets, and goodwill and shall not take any action that would reasonably be expected to materially impair or delay its ability to consummate the Transaction or perform its obligations under this Agreement. RNWF and Kepler shall not enter into any material transaction outside the ordinary course of business without the prior written consent of Buyer except as required to complete the Transaction.
8.3.	Confidentiality. Each Party shall maintain in strict confidence all confidential or non public information received from the other Parties in connection with the negotiation and performance of this Agreement. No Party shall disclose such information except to its legal, financial, or accounting advisors or as required by applicable law or stock market rules. Each Party shall ensure that any such advisors comply with this confidentiality covenant.
8.4.	Required Filings and Regulatory Matters. RNWF shall make all filings and submissions required by applicable law or stock market rules to effect the Change of Control and the Share Exchange including any updates to its OTC Markets profile and any required state or federal corporate filings. Buyer shall reasonably cooperate with RNWF in preparing and providing any information required for such filings or submissions.
8.5.	Public Announcements. No Party shall issue any press release or public announcement regarding this Agreement or the Transaction without the prior written consent of the other Parties except where required by applicable law. If disclosure is required by law, the disclosing Party shall provide the other Parties with a reasonable opportunity to review and comment on the proposed disclosure before it is made.
8.6.	Access to Books and Records. Prior to the Closing, RNWF and Kepler shall provide Buyer with reasonable access during normal business hours to their books, records, contracts, and financial information for the purpose of completing Buyer’s confirmatory review and preparing for the Share Exchange. Buyer shall maintain the confidentiality of all such information in accordance with Section 8.3.
8.7.	Restriction on Transfer of Control Share. Seller shall not transfer, pledge, encumber, or otherwise dispose of the Control Share between the Effective Date and the Closing Date except to Buyer pursuant to this Agreement. Seller shall immediately notify Buyer of any attempted or threatened adverse claim affecting the Control Share.
8.8.	Litigation Cooperation. RNWF shall continue to pursue the litigation relating to the Costello Shares and shall cooperate in good faith with Buyer in providing updates on the status of such litigation. Buyer acknowledges that the successful cancellation of the Costello Shares is not a condition to Closing and agrees that the Transaction shall proceed regardless of the timing or outcome of the litigation.
8.9.	Operation of RNWF Post Closing. Following the Closing, RNWF shall take such corporate actions as may be reasonably necessary to give effect to the Transaction including implementing the Share Exchange, updating corporate governance, and integrating the Acquired Business. RNWF shall cooperate with Consultant in carrying out the transitional and extended services described in the Consulting Agreement.
8.10.	No Solicitation of Competing Transactions. From the Effective Date until the earlier of Closing or termination of this Agreement, neither RNWF nor Seller shall solicit, negotiate, or enter into any agreement relating to any competing sale of control, equity sale, merger, or similar transaction with any other party. RNWF shall promptly notify Buyer of any unsolicited inquiry or proposal received.

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9.	INDEMNIFICATION

Each Party acknowledges and agrees that, as an essential component of the transactions contemplated by this Agreement, the allocation of risk set forth in this Section is fundamental to the Parties’ decision to enter into and consummate the Transaction. Accordingly, the indemnification obligations described in this Section shall apply following the Closing and, where expressly stated, prior to the Closing, and shall govern the rights and responsibilities of the Parties with respect to any losses, liabilities, claims, damages, costs, or expenses arising out of or relating to the matters specified herein. The indemnification obligations in this Section shall operate in addition to, and not in limitation of, any rights or remedies available at law, in equity, or under any other Transaction Agreement, except to the extent expressly limited herein.

9.1.	Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and RNWF and their respective officers, directors, managers, members, partners, agents, and representatives from and against any and all losses, liabilities, claims, damages, costs, and expenses including reasonable attorneys fees arising out of or relating to:

a) any breach by Seller of any representation, warranty, covenant, or obligation under this Agreement or any other Transaction Agreement

b) any claim or liability relating to Seller’s ownership or transfer of the Control Share prior to the Closing

c) any claim asserted by a third party alleging an adverse interest, lien, pledge, or encumbrance on the Control Share arising prior to the Closing

9.2.	Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and RNWF and their respective officers, directors, managers, members, partners, agents, and representatives from and against any and all losses, liabilities, claims, damages, costs, and expenses including reasonable attorneys fees arising out of or relating to:

a) any breach by Buyer of any representation, warranty, covenant, or obligation under this Agreement or any other Transaction Agreement

b) Buyer’s failure to deliver the purchase price for the Control Share in accordance with the Stock Transfer Agreement

c) any claim asserted by a third-party alleging Buyer lacks authority to enter into or consummate the Transaction

9.3.	Indemnification by RNWF. RNWF shall indemnify and hold harmless Seller and Buyer and their respective officers, directors, managers, members, partners, agents, and representatives from and against any and all losses, liabilities, claims, damages, costs, and expenses including reasonable attorneys fees arising out of or relating to:

a) any breach by RNWF of any representation, warranty, covenant, or obligation under this Agreement or any other Transaction Agreement

b) any liability of RNWF arising from events occurring prior to the Closing other than liabilities expressly disclosed or assumed in the Transaction Agreements

c) any claim that RNWF failed to obtain the corporate approvals required to consummate the Transaction

9.4.	Indemnification by Consultant. Consultant shall indemnify and hold harmless Seller, Buyer, and RNWF and their respective officers, directors, managers, members, partners, agents, and representatives from and against any and all losses, liabilities, claims, damages, costs, and expenses including reasonable attorney’s fees arising out of or relating to

a) any breach by Consultant of any representation, warranty, covenant, or obligation under this Agreement or the Consulting Agreement

b) Consultant’s acts or omissions in performing transitional or extended services except to the extent such losses result from the instructions or actions of RNWF

c) any claim asserted by a third-party alleging Consultant’s violation of a confidentiality or non-disclosure obligation

9.5.	Indemnification by Kepler. Kepler shall indemnify and hold harmless RNWF and Buyer and their respective officers, directors, managers, members, partners, agents, and representatives from and against any and all losses, liabilities, claims, damages, costs, and expenses including reasonable attorneys fees arising out of or relating to:

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a) any breach by Kepler of any representation, warranty, covenant, or obligation under the Share Exchange Agreement or any other Transaction Agreement

b) any liability of Kepler arising from events occurring prior to the Closing other than liabilities disclosed in the Share Exchange Agreement

c) any claim that Kepler lacks proper title to the equity interests to be exchanged or that such equity interests are subject to an undisclosed lien, claim, or encumbrance

9.6.	Claims Procedure. A Party seeking indemnification under this Section shall provide the indemnifying Party with prompt written notice of any claim for which indemnification is sought. Failure to provide such notice shall not relieve the indemnifying Party of its obligations except to the extent that the failure materially prejudices the indemnifying Party’s ability to defend the claim. The indemnifying Party shall have the right to assume the defense of any claim with counsel reasonably acceptable to the indemnified Party, provided that the indemnified Party may participate in such defense at its own expense. No settlement of any claim shall be made without the prior written consent of the indemnified Party if such settlement imposes any obligation or admission of liability on the indemnified Party.
9.7.	Limitations. No Party shall be liable under this Section for any consequential, special, incidental, exemplary, or punitive damages except to the extent such damages are awarded to a third party in a claim covered by this Section. The indemnification obligations under this Section shall survive the Closing for the period set forth in the applicable Transaction Agreements or, if no period is specified, for a period of two years following the Closing Date.

10.	MISCELLANEOUS

10.1.	Entire Agreement. This Agreement together with the other Transaction Agreements constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, or agreements whether written or oral relating to such subject matter. No Party has relied upon any statement, representation, warranty, or agreement of any other Party except as expressly set forth in this Agreement or in the other Transaction Agreements.
10.2.	Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless in writing and executed by all Parties. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the Party granting such waiver. No failure or delay by any Party in exercising any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.
10.3.	Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed given:

a) when delivered personally

b) on the date sent if sent by electronic mail with confirmation of transmission

c) one business day after being deposited for overnight delivery with a nationally recognized courier service

Notices shall be sent to the addresses set forth in the signature pages or to such other address as a Party may designate by written notice to the other Parties.

10.4.	Governing Law. This Agreement and all disputes arising under or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.
10.5.	Assignment. No Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties except that Buyer may assign its rights under this Agreement to an affiliated entity designated to hold the Control Share. Any assignment in violation of this Section shall be null and void.
10.6.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
10.7.	Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be affected. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid provision that most closely reflects the original intent of the Parties.

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10.8.	Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Signatures transmitted by electronic means shall be deemed original signatures for all purposes.
10.9.	Transaction Agreements. Each Transaction Agreement shall be interpreted together with this Agreement to the extent reasonably possible. In the event of a conflict between this Agreement and any other Transaction Agreement, the provisions of the other Transaction Agreement shall control solely with respect to the subject matter of that agreement.
10.10.	Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution, and performance of this Agreement and the other Transaction Agreements. RNWF shall be responsible for all issuer level fees associated with the Change of Control, the Share Exchange, and required corporate filings.
10.11.	Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and shall not confer upon any third party any legal or equitable right, benefit, or remedy of any kind except as expressly provided in this Agreement.
10.12.	Further Actions. Each Party shall take such further actions and execute such additional documents as may be reasonably necessary or appropriate to carry out the intent of this Agreement and the other Transaction Agreements.
10.13.	Survival. All covenants and obligations of the Parties that by their terms contemplate performance after the Closing shall survive the Closing. All representations, warranties, and indemnification obligations shall survive the Closing for the periods set forth in Section 9.
10.14.	Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

{Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have executed this Master Sales Agreement as of the Effective Date first written above.

SELLER

Manufacturing 360, LLC

By: /s/ Richard Hawkins

Richard Hawkins, Sole Member

BUYER

Earth Sciences Fund I LLC

By: /s/ Brent Nelson

Brent Nelson, CEO

RNWF

Renewal Fuels, Inc.

By: /s/ Richard Hawkins

Richard Hawkins, CEO & Chairman

CONSULTANT

RH2 Equity Partners, LP

By: /s/ Richard Hawkins

Richard Hawkins, Managing Partner

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The following exhibits and schedules are attached to this Agreement and incorporated herein:

Exhibit A – Stock Transfer Agreement

Agreement between Seller and Buyer relating to the transfer of the Control Share.

Exhibit B – Share Exchange Agreement

Agreement between RNWF and Kepler relating to the exchange of all issued and outstanding equity of Kepler.

Exhibit C – Consulting and Advisory Services Agreement

Agreement between RNWF and Consultant relating to transitional and extended advisory services.

Exhibit D – Pinnacle Note Settlement, Exchange and Assignment Agreement

Agreement governing the settlement, exchange, and assignment of the Pinnacle Notes held by Consultant, including issuance of shares and assignment of remaining value to Buyer’s designated assignees.

Exhibit E – CMB Note Settlement, Exchange and Assignment Agreement

Agreement governing the settlement, exchange, and assignment of the CMB Notes held by Consultant, including issuance of shares and assignment of remaining value to Buyer’s designated assignees.

Exhibit F – Settlement and Exchange Designated Agreement

Agreement governing the settlement, exchange, and assignment of the Pinnacle and CMB Notes held by Consultants, including issuance of shares and assignment of remaining value to Buyer’s designated assignees.

Schedule 2 – RNWF Capitalization Table

Delivered by RNWF at Closing and updated as of the Closing Date.

Schedule 3 – Kepler Organizational Documents

Including formation documents, good standing, contracts, IP lists, and corporate records.

Schedule 4 – Seller Transfer Documents

Including the endorsed stock power and any instruments required for transfer of the Control Share.

Schedule 5 – Buyer Corporate Approvals

Buyer’s resolutions and consents authorizing entry into the Transaction.

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